                                                                   EXHIBIT 10.41

To: David L. White

September 29, 2003

PRIVATE AND CONFIDENTIAL

Dear David:

I am pleased to offer you a position, as an officer of the Company, of Senior Vice President, Chief Financial Officer reporting to me.

In this position, you will have the broad functional responsibilities that accompany the title of Sr. Vice President, CFO.

Asyst is pleased to offer you the following compensation package:

- BASE SALARY: Your annual base salary will be $275,000 ($10,576.92 per pay period - 26 pay periods per year) with a performance appraisal in accordance with current company practice. Your date of hire would be determined upon acceptance of this offer.

- MANAGEMENT BONUS PLAN: Your target bonus is 50% of your annual base salary. You will be eligible to participate in the Company's annual bonus plan for the fiscal year ending March 31, 2004 at a prorated target of 50% of your annual base salary. I will meet with you during the first few weeks of your employment to agree on your individual objectives for remainder of FY 2004. The bonus is payable in Company stock and/or cash, as determined by the Compensation Committee, and the payout is expected in June 2004, after the completion of FY04 year-end close and audit.

- STOCK OPTIONS: You will receive an option to purchase 250,000 shares of Company stock at the closing price of the stock on the NASDAQ on your date of hire. The option will have a term of ten years, and the shares will vest ratably on each of the first four anniversaries of the grant date (i.e. 62,500 shares per year). However, the option, the vesting schedule and the price per share of this option are subject to final approval by the Board of Directors.

- RESTRICTED STOCK: Provided that your date of hire is on or before October 13th, 2003, you will also receive a Restricted Stock Award of 5,000 shares of Asyst Common at the par value of $.01 per share. These shares will vest after twelve (12) months of continuous employment

- CHANGE OF CONTROL AND INDEMNITY AGREEMENTS: As discussed, the Company will enter into a Change of Control Agreement and our standard Indemnity Agreement with you no later than November 15, 2003 consistent with our Board Approved Policies and Practices.

Mr. David L. White
September 29, 2003
Page 2 of 2

- CORE BENEFITS: Asyst offers a very competitive benefits package, which would be effective as of your date of hire. A brief summary of those benefits is attached for your review. Please note that if an employee requests medical and dental coverage, the employee is required to pay approximately 5% of the employee premium, and if covering dependents, the employee is required to pay approximately 15% of the dependent premium. Also, there is a 401K Plan available to employees interested in tax-deferred income and investment options. It is understood that all benefits are subject to change without notification.

In order to protect our mutual employment rights, employment with Asyst is "at will". It is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause. Any contrary representations which may have been made or which may be made to you are superseded by this offer.

This offer is conditioned upon execution by you of the enclosed Proprietary Information Agreement. You also must be able to provide appropriate identification establishing your right to work within the United States. This offer is also contingent upon satisfactory background and reference checks. If you accept this offer, the terms described in this letter shall be the terms of your employment. Any additions or modifications of these terms would have to be in writing and signed by you, Steve Schwartz, Chairman & CEO, and the Sr. Director of Human Resources.

David, I am very optimistic that your contributions will play a significant part in the long-term success of Asyst. I hope that this offer meets with your expectations, and that your joining Asyst will provide you with personal, professional and financial returns in line with our mutual growth and successes.

Sincerely yours,

/s/ Stephen S. Schwartz                           /s/ Dorothy Jones
-----------------------                           ------------------------------
Stephen S. Schwartz                               Dorothy Jones
Chairman & Chief Executive Officer                Sr. Director, Human Resources

AGREED AND ACCEPTED:

/s/ David L. White           Oct. 1, 2003
------------------------------------------              ------------------------
David L. White                        Date                     Start Date

                                EMPLOYMENT OFFER
                                  APPROVAL PAGE

EMPLOYEE: David L. White

POSITION: Sr. Vice President, CFO

REQUISITION #: n/a JOB CODE: A200

REPORTS TO: Steve Schwartz

DATE OF HIRE: TBD

COMPENSATION:

      SALARY:           $275,000.00 annually ($10,576.92 per pay period)

      STOCK OPTIONS:    250,000 (25% vest per year on annual grant date for 4
                        years)

      RESTRICTED STOCK: 5000 Shares - vest after 12 months continuous employment

      MBO: 50% of base salary, payable after the year-end close and audit (Approximately June 2004)

APPROVALS:

Stephen Schwartz    _____________________    DATE  _____________

Stan Grubel         _____________________    DATE  _____________

Anthony Santelli    _____________________    DATE  _____________

Dorothy Jones       _____________________    DATE  _____________

                                                       Offer Prepared by: djones